Exhibit 16.1

Our Ref AS/HD 08551822

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Grant Thornton UK LLP

101 Cambridge Science Park

Milton Road

Cambridge CB4 OFY

T +44 (0)1223 225600

F +44 (0)1223 225619

www.grant-thornton.co.uk

31 August 2017

Dear Sir

NightstaRx Limited

Company number 08551822

We have read the section titled ‘Dismissal of Independent Auditors’ included under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within the Registration Statement on Form F-1 of Nightstar Therapeutics Limited to be filed with the U.S. Securities and Exchange Commission on or about August 31, 2017, and agree with the statements concerning our Firm contained therein.

Yours faithfully

/s/ Grant Thornton UK LLP

For Grant Thornton UK LLP